Exhibit 99.1

SANGAMO THERAPEUTICS REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Conference Call and Webcast Scheduled for 5:00 p.m. Eastern Time

Brisbane, California, May 8, 2019 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO), a genomic medicine company, today reported first quarter 2019 financial results and recent business highlights.

“With recent encouraging clinical data in hemophilia A gene therapy and ex vivo gene-edited cell therapy for beta thalassemia, we are moving closer to achieving our vision for Sangamo as an integrated genomic medicine company,” said Sandy Macrae, CEO of Sangamo. “Our capabilities in gene therapy, ex vivo gene-edited cell therapy, in vivo genome editing and gene regulation enable us to address genetic diseases with appropriate technologies. We are investing in a diverse pipeline of products where we believe this suite of proprietary technologies is clinically relevant, where the underlying biology is well-characterized, and where there is a defined high unmet medical need.”

Recent Highlights

Clinical

•

In partnership with Pfizer, announced phase 1/2 interim data for SB-525, a gene therapy candidate for the treatment of adults with hemophilia A, demonstrating dose-dependent increases in Factor VIII (FVIII) activity in eight patients, with the two patients treated with the 3e13 vg/kg dose reaching normal FVIII levels

•	Initiated dose expansion of the 3e13 vg/kg dose cohort for the SB-525 hemophilia A program, based on Safety Monitoring Committee recommendations

•

Announced early data from the first patient in the phase 1/2 clinical trial for ST-400, ex vivo gene-edited cell therapy candidate for the treatment of beta thalessemia being developed in partnership with Sanofi

Corporate

•	Strengthened balance sheet with April 2019 public offering of common stock raising net proceeds of approximately $136.2 million

•	Signed option agreement with Brammer Bio, a gene therapy contract development and manufacturing organization, to secure access to large-scale, commercial-grade AAV manufacturing

Research

•	Publication of data demonstrating high-precision genome editing with new zinc finger nuclease architectures in March 2019 issue of Nature Communications

•

Presented new preclinical data at 14th International Conference on Alzheimer’s & Parkinson’s Diseases (ADPD) demonstrating significant reduction in tau expression in non-human primates with zinc finger protein transcription factor (ZFP-TF) gene regulation technology

•

Presented data detailing zinc finger protein platform enhancements, and several clinical and preclinical genomic medicine programs at 2019 American Society of Gene & Call Therapy (ASGCT) Annual Meeting, held in Washington, D.C. between April 29th and May 2nd

•

Presented preclinical data on the development of ZFP-TFs to selectively downregulate expression of pathogenic C9ORF72 repeat expansion-containing transcripts at the TargetALS meeting in Boston on May 2nd

First Quarter 2019 Financial Results

For the first quarter ended March 31, 2019, Sangamo reported a consolidated net loss of $42.2 million, or $0.41 per share, compared to a net loss of $20.2 million, or $0.23 per share, for the same period in 2018. As of March 31, 2019, the Company had cash, cash equivalents, and investments of $351.6 million.

Revenues for the first quarter ended March 31, 2019 were $8.1 million, compared to $12.6 million for the same period in 2018. The decrease was primarily due to a decline of $10.6 million in revenues related to our agreement with Pfizer due to a change in estimate driven by an increase in project scope of the hemophilia A collaboration and the corresponding decrease in the measure of the proportional performance, and also a $2.4 million decrease in revenues related to our agreement with Sanofi (formerly Bioverativ). These decreases were partially offset by an increase of $8.3 million in revenue related to our agreement with Kite Pharma, which took effect in April 2018. First quarter 2019 revenues were primarily generated from Sangamo’s collaboration agreements with Kite, Sanofi and Pfizer.

As anticipated, operating expenses increased in the first quarter ended March 31, 2019, reflecting the Company’s growth through the acquisition of TxCell, increased U.S. headcount in support of growth of the preclinical pipeline and clinical development programs, and manufacturing-related activities. Total operating expenses for the first quarter ended March 31, 2019 were $52.0 million, compared to $33.6 million for the same period in 2018. Research and development expenses were $34.9 million for the first quarter of 2019, compared to $23.5 million for the same period in 2018. The increase was primarily due to manufacturing and clinical trial expenses related to the progress of the Company’s clinical development programs. General and administrative expenses were $17.1 million for the first quarter of 2019, compared to $10.1 million for the same period in 2018.

Financial Guidance for 2019

•	Operating Expense: Sangamo expects operating expense of $210 to $220 million for the year ending December 31, 2019.

•

Cash and Investments: Sangamo projects that current cash, cash equivalents, and investments, including net proceeds from the April 2019 common stock offering, should provide funds for operations through year end 2021.

Conference Call

Sangamo will host a conference call today, May 8, 2019, at 5:00 p.m. Eastern Time, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 7577586. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on May 8, 2019 to 11:59 p.m. ET on May 15, 2019. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 7577586.

About Sangamo Therapeutics

Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic medicines with the potential to transform patients’ lives using gene therapy, ex vivo gene-edited cell therapy, in vivo genome editing, and gene regulation. For more information about Sangamo, visit www.sangamo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward-looking statements include, without limitation, statements regarding the Company’s vision to become an integrated genomic medicines company, the Company’s ability to develop and commercialize product candidates to address genetic diseases with the Company’s proprietary technologies, the anticipated benefit from investing in a diverse pipeline of products, and Sangamo’s 2019 financial guidance related to cash, cash equivalents, and investments, anticipated operating expenses and cash runway. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials, the lengthy and uncertain regulatory approval process, uncertainties related to the initiation, enrollment and completion of clinical trials, whether the final results from a study will validate and support interim safety and efficacy data, Sangamo’s reliance on partners and other third-parties to meet their clinical and manufacturing obligations, and the ability to maintain strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable product candidates. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission and Sangamo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that it intends to file this week. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact

Investor Relations – United States

McDavid Stilwell

510-970-6000, x219

mstilwell@sangamo.com

Media Inquiries – United States

Aron Feingold

510-970-6000, x421

afeingold@sangamo.com

Investor Relations and Media Inquiries – European Union

Caroline Courme

33 4 97 21 27 27

ccourme@sangamo.com

-more-

SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

Statement of Operations Data:

	Three months ended
	March 31,
	2019	2018
Revenues	$8,071	$12,637
Operating expenses:
Research and development	34,850	23,547
General and administrative	17,118	10,087

Total operating expenses	51,968	33,634

Loss from operations	(43,897)	(20,997)
Interest and other income, net	1,694	810

Net loss	(42,203)	(20,187)
Net loss attributable to non-controlling interest	(53)	—

Net loss attributable to Sangamo Therapeutics, Inc. stockholders	$(42,150)	$(20,187)

Basic and diluted net loss per common share attributable to Sangamo Therapeutics Inc. stockholders	$(0.41)	$(0.23)

Shares used in computing basic and diluted net loss per common share attributable to Sangamo Therapeutics, Inc. stockholders	102,270	86,334

SELECTED BALANCE SHEET DATA

	March 31, 2019	December 31, 2018
Cash, cash equivalents, and investments	$351,590	$400,508
Total assets	542,729	590,395
Total stockholders’ equity	329,181	367,257

###